UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): September 21, 2004


                              PHARMAFRONTIERS CORP.
                              ---------------------
             (Exact name of registrant as specified in its charter)


                                      TEXAS
                  (State or other jurisdiction of incorporation)


              000-25513                                       760333165
              ---------                                       ---------
     (Commission  File  Number)             (I.R.S. Employer Identification No.)


                    18205 Burkhardt Rd., Tomball Texas, 77377
                    -----------------------------------------
          (Address of principal executive offices, including zip code)


                                 (281) 290-6655
                                 --------------
              (Registrant's telephone number, including area code)


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ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS.

     On September 10, 2004 Warren C. Lau announced his resignation as Chief Executive Officer, Chief Operating Officer, President and Treasurer of PharmaFrontiers Corp (the "Company"). Mr. Lau will remain as a director of the Company and assume the position of Managing Director of Licensing. On August 23, 2004, David B. McWilliams was appointed to fill the vacancies created by Mr. Lau's resignation and to serve as a member of the Board of Directors (the "Board"). As of the date of the filing of this report, it has not been determined which committee(s), if any, he will serve. On August 23, 2004, Brian Rodriguez was appointed to serve as a member of the Board and to serve as Chair of the Audit Committee.

     Neither Mr. McWilliams nor Mr. Rodriguez have been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B between the Company and either Mr. McWilliams or Mr. Rodriguez. Additionally, there is no arrangement or understanding between either Mr. McWilliams or Mr. Rodriguez any other person pursuant to which Mr. McWilliams or Mr. Rodriguez was selected as a director.

     Mr. McWilliams joins the Company from Bacterial Barcodes, Inc, a medical diagnostics company, where he served as Chief Executive Officer and Director from June 2003 to December 2003. Previously, he was the Chief Executive Officer and Director of Signase, Inc., a cancer therapeutics company, since May 2002. From June 1992 to March 2002, Mr. McWilliams was the Chief Executive Officer and Director of Encysive Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Mr. McWilliams earned his M.B.A. in Finance from the University of Chicago and a B.A. in Chemistry from Washington and Jefferson College.

     In connection with his appointment as an executive officer and for executing both an employment and director's agreement, the Company granted to Mr. McWilliams options to purchase 370,000 shares of the Company's common stock. These five-year options were issued under the Company's June 2004 Compensatory Stock Option Plan and are exerciseable at $10.00 per share, such exercise price is subject to reduction to not less than $5.00 per share, depending upon the sales price of subsequent equity financings. The options vest at the rate of 10,000 shares per month. Additionally, Mr. McWilliams is paid a salary of $250,000 per year, paid monthly. Mr. McWilliams' employment agreement contains confidentiality, non-compete/no-hire, assignment of inventions and conflict of interest provisions consistent with his fiduciary duty obligations owed to the Company. The securities to be issued to Mr. McWilliams will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Mr. Rodriguez currently serves as Director of Finance for JP Mobile, Inc., a wireless software company in Dallas, Texas, and has been employed by JP Mobile, Inc. since March 2002. Previously, Mr. Rodriguez served as Corporate Controller for ChipData, Inc., a software startup company in the semiconductor industry, from March 2001 to March 2002. From March 1999 to March 2001, Mr. Rodriguez served as a financial consultant for Parson Consulting. From January 1998 to February 1999, Mr. Rodriguez served as Corporate Controller for Environmental Technologies Corporation, a publicly traded refrigerants recycling company. Mr. Rodriguez earned his Bachelor of Business Administration in Accounting from Texas A&M University and is a licensed CPA in the State of Texas.

     In connection with his appointment as an outside director and for signing a director's agreement, the Company granted to Mr. Rodriguez options to purchase 80,000 shares of the Company's common stock. These five-year options were issued under the Company's June 2004 Compensatory Stock Option Plan and are exerciseable at $10.00 per share, such exercise price is subject to reduction to not less than $5.00 per share, depending upon the sales price of subsequent equity financings. The options vest on August 23, 2004. Additionally, the Company will pay Mr. Rodriguez $15,000 annually paid semi-monthly for each year he serves as a director. Mr. Rodriguez' director's agreement contains confidentiality, non-compete/no-hire, assignment of inventions and conflict of interest provisions consistent with his fiduciary duty obligations owed to the Company. The securities to be issued to Mr. Rodriguez will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBIT

       (c) Exhibits

The following exhibits are to be filed as part of this 8-k:

EXHIBIT NO.  IDENTIFICATION OF EXHIBIT
-----------  -------------------------

   99.1      Press Release dated September 21, 2004
   99.2      Letter of Resignation from Warren C. Lau September 10, 2004




                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PHARMAFRONTIERS CORP.



                              By: /s/ David McWilliams
                              ------------------------
                              David McWilliams, Chief Executive Officer



DATE: September 21, 2004


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